Exhibit 99

CACI Reports Results for Its Fiscal 2015 First Quarter

Record contract awards of $2.4 billion, up 33 percent

Contract funding orders of $1.3 billion

Cash from operations of $111.7 million

Reiterates FY15 annual guidance

ARLINGTON, Va.--(BUSINESS WIRE)--October 29, 2014--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2014.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “We generated another quarter of strong cash flow, won a record amount of contract awards, and received solid contract funding orders, even as an uncertain procurement environment continued. We have also expanded our workforce to support the expected increase in volume of background investigations we are undertaking for the Office of Personnel Management (OPM). We look forward to continuing to deliver our services with the quality, integrity, and security the agency has relied on from us. As global threats become more complex, the innovative C4ISR, intelligence, cyber and security solutions and services we provide will continue to be essential to our customers in performing their critical missions. These factors combined give us the confidence to reiterate our guidance for FY15.”

First Quarter Results

(in millions except per-share data)	Q1, FY15	Q1, FY14	% Change
Revenue	$814.7	$864.3	-5.7%
Operating income	$60.1	$61.2	-1.8%
Net income attributable to CACI	$31.1	$33.0	-5.6%
Diluted earnings per share	$1.29	$1.33	-2.8%

Revenue for the first quarter of Fiscal Year 2015 (FY15) decreased 5.7 percent compared to the first fiscal quarter of Fiscal Year 2014 (FY14). The decline in revenue was primarily attributable to a reduction of material purchases and subcontract labor resulting from the drawdown in Southwest Asia and federal government budget-related reduction activities partially offset by increased direct labor. The decrease in operating income in the quarter was due to higher indirect costs and selling expenses and higher depreciation and amortization offsetting increased gross profit. Interest expense increased in the quarter primarily as a result of interest incurred on the additional debt associated with the acquisition of Six3 offset by decreased interest expense from our convertible notes which matured on May 1, 2014. Diluted earnings per share was favorably impacted by fewer diluted shares as a result of paying off our convertible notes. Net cash provided by operations in the quarter was $111.7 million.

During our first quarter Six3 generated $90 million of revenue, reflecting continued reduction of direct labor work in Southwest Asia, lower subcontractor and material purchases, and delays in contract and award activity. We continue to expect the Six3 acquisition to be at least 5 percent accretive to our GAAP earnings per share and at least 10 percent accretive to diluted adjusted earnings per share, excluding transaction expenses, in calendar year 2014, consistent with our goals.

Additional Financial Metrics

	Q1, FY15	Q1, FY14	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$77.2	$74.2	4.2%
Diluted adjusted earnings per share, a non-GAAP measure	$1.81	$1.80	0.5%
Days sales outstanding	61	65

First Quarter Awards and Contract Funding Orders

Our contract awards were $2.43 billion in the first quarter of FY15, 32.8 percent higher than $1.83 billion of contract awards in the first quarter of FY14. Almost 40 percent of our awards in the quarter were new business. Some of our awards during the quarter included:

  A five-year, $212 million blanket purchase agreement to provide desktop support services to the U.S. Department of Homeland Security (DHS). CACI will provide agency-wide help-desk support, end user support, field support, engineering, and call center services for DHS Headquarters and headquarter components. This new award is in CACI’s Enterprise IT market area.
  A four and one-half year, $53 million contract to provide systems integration, development, and sustainment for the Theater Enterprise-Wide Logistics System at the Department of Defense Joint Medical Logistics Functional Development Center. This contract is continuing work in CACI’s Business Systems and Healthcare market areas.
  A 14-month, $44 million prime contract to provide logistics and acquisition management support to the U.S. Navy’s Naval Sea Systems Command’s Program Executive Office Littoral Combat Ship. This contract is continuing work for CACI and reinforces the company’s presence in its Logistics and Material Readiness market area.
  Approximately $2.1 billion in awards across our ten markets, concentrated in the Business Systems, C4ISR, Enterprise IT, and Intelligence market areas.

IDIQ awards during the quarter included:

  A five-year, $37 million award to provide logistics support to the U.S. Navy’s Military Sealift Command on the Worldwide Logistics Services contract. This contract represents continuing work in our Logistics and Material Readiness market area.
  Approximately $6.2 billion of ceiling value in IDIQ awards.

Contract funding orders in the first quarter were $1.35 billion compared with $1.31 billion in the year earlier quarter. Our total backlog at September 30, 2014 was $8.7 billion. Funded backlog at September 30, 2014 was $2.1 billion.

CACI Reiterates Its FY15 Guidance

We are reiterating the FY15 guidance we issued on August 20, 2014. The table below summarizes our FY15 guidance ranges and represents our views as of October 29, 2014:

FY 2015
(In millions except for tax rate and earnings per share)	Guidance
Revenue	$3,300 - $3,600
Net income attributable to CACI	$125 - $135
Effective corporate tax rate	38.5%
Diluted earnings per share	$5.10 - $5.51
Diluted weighted average shares	24.5

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, October 30, 2014 during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 6697739. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, October 30, 2014 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 16,200 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: actual revenue and earnings realized by Six3 Systems, and the performance of the Six3 Systems business; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2014	9/30/2013	% Change
Revenue	$814,726	$864,265	-5.7%
Costs of revenue
Direct costs	536,604	601,422	-10.8%
Indirect costs and selling expenses	200,827	188,710	6.4%
Depreciation and amortization	17,236	12,951	33.1%
Total costs of revenue	754,667	803,083	-6.0%
Operating income	60,059	61,182	-1.8%
Interest expense, net	9,080	7,388	22.9%
Income before income taxes	50,979	53,794	-5.2%
Income taxes	19,722	20,402	-3.3%
Net income before noncontrolling interest	31,257	33,392	-6.4%
Noncontrolling interest	(127)	(400)
Net income attributable to CACI	$31,130	$32,992	-5.6%

Basic earnings per share	$1.32	$1.42	-6.6%
Diluted earnings per share	$1.29	$1.33	-2.8%

Weighted average shares used in per share computations:
Basic	23,565	23,314
Diluted	24,104	24,835

Statement of Operations Data (Unaudited)
	Quarter Ended
	9/30/2014	9/30/2013	% Change
Operating income margin	7.4%	7.1%
Tax rate	38.8%	38.2%
Net income margin	3.8%	3.8%

EBITDA*	$77,247	$74,153	4.2%
EBITDA margin	9.5%	8.6%

Adjusted net income*	$43,608	$44,715	-2.5%
Diluted adjusted earnings per share	$1.81	$1.80	0.5%

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 8.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	9/30/2014	6/30/2014
ASSETS:
Current assets
Cash and cash equivalents	$99,992	$64,461
Accounts receivable, net	567,350	615,580
Prepaid expenses and other current assets	50,917	55,808
Total current assets	718,259	735,849

Goodwill and intangible assets, net	2,404,009	2,418,979
Property and equipment, net	65,513	68,485
Other long-term assets	132,504	135,825
Total assets	$3,320,285	$3,359,138

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$41,563	$41,563
Accounts payable	75,353	55,811
Accrued compensation and benefits	181,536	183,361
Other accrued expenses and current liabilities	127,342	141,852
Total current liabilities	425,794	422,587

Long-term debt, net of current portion	1,168,649	1,238,728
Other long-term liabilities	340,377	338,657
Total liabilities	1,934,820	1,999,972

Shareholders' equity	1,385,465	1,359,166
Total liabilities and shareholders' equity	$3,320,285	$3,359,138

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2014	9/30/2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest	$31,257	$33,392
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	17,236	12,951
Non-cash interest expense	-	3,360
Amortization of deferred financing costs	691	509
Stock-based compensation expense	2,620	2,484
Provision for deferred income taxes	9,139	16,243
Undistributed earnings of unconsolidated ventures	(79)	(444)
Changes in operating assets and liabilities:
Accounts receivable, net	47,117	(13,578)
Prepaid expenses and other assets	977	(8,807)
Accounts payable and accrued expenses	1,986	(7,118)
Accrued compensation and benefits	(1,068)	(13,523)
Income taxes receivable and payable	3,666	310
Other liabilities	(1,810)	1,524
Net cash provided by operating activities	111,732	27,303

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,361)	(3,020)
Other	1,125	(945)
Net cash used in investing activities	(2,236)	(3,965)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments/borrowings under credit facilities	(70,391)	18,593
Proceeds from employee stock purchase plans	932	962
Repurchases of common stock	(925)	(972)
Payment of taxes for equity transactions	(5,883)	(7,170)
Other	2,991	2,759
Net cash (used in) provided by financing activities	(73,276)	14,172
Effect of exchange rate changes on cash and cash equivalents	(689)	878
Net increase in cash and cash equivalents	35,531	38,388
Cash and cash equivalents, beginning of period	64,461	64,337
Cash and cash equivalents, end of period	$99,992	$102,725

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2014		9/30/2013		$ Change	% Change
Department of Defense	$554,298	68.0%	$617,649	71.5%	$(63,351)	-10.3%
Federal Civilian Agencies	208,245	25.6%	196,153	22.7%	12,092	6.2%
Commercial and other	52,183	6.4%	50,463	5.8%	1,720	3.4%
Total	$814,726	100.0%	$864,265	100.0%	$(49,539)	-5.7%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2014		9/30/2013		$ Change	% Change
Cost reimbursable	$374,143	45.9%	$421,010	48.7%	(46,867)	-11.1%
Fixed price	292,110	35.9%	262,455	30.4%	29,655	11.3%
Time and materials	148,473	18.2%	180,800	20.9%	$(32,327)	-17.9%
Total	$814,726	100.0%	$864,265	100.0%	$(49,539)	-5.7%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2014		9/30/2013		$ Change	% Change
Prime	$725,979	89.1%	$772,758	89.4%	$(46,779)	-6.1%
Subcontractor	88,747	10.9%	91,507	10.6%	(2,760)	-3.0%
Total	$814,726	100.0%	$864,265	100.0%	$(49,539)	-5.7%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2014		9/30/2013		$ Change	% Change
Contract Funding Orders	$1,349,896		$1,310,572		$39,324	3.0%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2014		9/30/2013		$ Change	% Change
Direct labor	$258,119	123.9%	$248,774	126.8%	$9,345	3.8%
Other direct costs	278,485	133.7%	352,648	179.8%	(74,163)	-21.0%
Total direct costs	$536,604	257.7%	$601,422	306.6%	$(64,818)	-10.8%

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and non-cash interest expense, net of related tax effects. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2014	9/30/2013	% Change
Net income attributable to CACI	$31,130	$32,992	-5.6%
Plus:
Income taxes	19,722	20,402	-3.3%
Interest expense, net	9,159	7,808	17.3%
Depreciation and amortization	17,236	12,951	33.1%
EBITDA	$77,247	$74,153	4.2%

	Quarter Ended
(dollars in thousands)	9/30/2014	9/30/2013	% Change
Revenue, as reported	$814,726	$864,265	-5.7%
EBITDA	$77,247	$74,153	4.2%
EBITDA margin	9.5%	8.6%

	Quarter Ended
(dollars in thousands)	9/30/2014	9/30/2013	% Change
Net income attributable to CACI	$31,130	$32,992	-5.6%
Plus:
Stock-based compensation	2,620	2,484	5.5%
Depreciation and amortization	17,236	12,951	33.1%
Amortization of financing costs	691	509	35.8%
Non-cash interest expense	-	3,360	-100.0%
Less:
Related tax effect	(8,069)	(7,581)	6.4%
Adjusted net income	$43,608	$44,715	-2.5%

	Quarter Ended
(shares in thousands)	9/30/2014	9/30/2013	% Change
Diluted weighted average shares, as reported	24,104	24,835
Diluted earnings per share	$1.29	$1.33	-2.8%
Diluted adjusted earnings per share	$1.81	$1.80	0.5%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown
Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com